MyECheck Employment Agreement

EMPLOYMENT AGREEMENT, entered into and effective as of between MyECheck, Inc., a Delaware Corporation with offices located at 1190 Suncast Lane, El Dorado Hills, CA 95762 ("Company"), and Edward R. Starrs who resides at 674 Platt Cir., El Dorado Hills, CA 95762 ("Employee").

1. Employment, Duties and Acceptance

1.1 Company hereby employs Employee for the Term (as defined in Section 2 hereof) to render exclusive and full-time services in an executive capacity to Company and to the subsidiaries of Company engaged in the business of electronic check services and in connection therewith to devote his best efforts to the affairs of the Company and to perform such duties as Employee shall reasonable be directed to perform by officers of the Company.

1.2 Employee hereby accepts such employment and agrees to render such services. Employee agrees to render such services at Company's offices located in the El Dorado Hills area, but Employee will travel on temporary trips to such other place or places as may be required from time to time to perform his duties hereunder. During the Term hereof, Employee will not render any services for others, or for Employee's own account, in the business of electronic check services and will not render any services to any supplier or significant customer of Company.

2. Term of Employment

2.1 The term of Employee's employment pursuant to this Agreement (the "Term") shall begin on January 1, 2007, and shall end on December 31, 2009 subject to the provisions of Article 4 of this Agreement providing for earlier termination of Employee's employment in certain circumstances. Employee may at any time during the term, terminate this agreement with, or without cause, providing 30 days notice of intent to terminate agreement is given.

3. Compensation

3.1 As compensation for all services to be rendered pursuant to this Agreement to or at the request of Company, Company agrees to pay Employee a salary at the rate of $240,000.00 per annum plus bonuses.

The Salary set forth hereinabove shall be payable in accordance with the regular payroll practices of the Company for executives. All payments hereunder shall be subject to the provisions of Article 4 hereof.

3.2 Company shall pay or reimburse Employee for all necessary and reasonable expenses incurred or paid by Employee in connection with the performance of services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as it from time to time requests evidencing the nature of such expense, and, if appropriate, the payment thereof by Employee, and otherwise in accordance with Company procedures from time to time in effect.

3.3 During the Term, Employee shall be entitled to participate in any group insurance, qualified pension, hospitalization, medical health and accident, disability, or similar plan or program of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. Notwithstanding anything herein to the contrary, however, Company shall have the right to amend or terminate any such plans or programs.

3.4 The Executive shall be entitled to Three (3) weeks paid vacation time annually, to be taken at times selected by him, with the prior concurrence of to whom the Executive is to report.

4. Termination

4.1 Disability. If Employee shall be prevented from performing Employee's usual duties for a period of 12 consecutive months, or for shorter periods aggregating more than 18 months of the term of this agreement by reason of physical or mental disability, total or partial, (herein referred to as "disability"), Company shall nevertheless continue to pay full salary up to and including the last day of the twelfth consecutive month of disability, or the day on which the shorter periods of disability shall have equaled a total of eighteen months, but Company may at any time or times on or after such last day (but before the termination of such disability), elect to terminate this Agreement upon written notice to employee, effective on such 1st day, without further obligation or liability to Employee, except for any compensation accrued hereunder but not yet paid. If Company does not so elect, this Agreement shall remain in full force and effect, except that Company shall not be obligated to pay any compensation set forth in Article 3 hereof to Employee during the remaining period of disability.

4.2 Death. In the event of Employee's death during the Term, this Agreement shall automatically terminate, except that (a) Employee's estate shall be entitled to receive the compensation provided for hereunder to the last day of the term of this agreement; and (b) such termination shall not affect any amounts payable as insurance or other death benefits under any plans or arrangements then in force or effect with respect to Employee.

4.3 Specified Cause. Company may at any time during the Term, by notice, terminate the employment of Employee for malfeasance, misfeasance, or nonfeasance in connection with the performance of Employee's duties, the cause to be specified in the notice of termination. Without limiting the generality of the foregoing, the following acts during the Term shall constitute grounds for termination of employment hereunder:

4.3.1 Any willful and intentional act having the effect of injuring the reputation, business, business relationships of Company or its affiliates;

4.3.2 Conviction of or entering a plea of nolo contendere to a charge of a felony or a misdemeanor involving moral turpitude;

4.3.3 Material breach of covenants contained in this Agreement; and

4.3.4 Repeated or continuous failure, neglect, or refusal to perform Employee's duties hereunder.

5. Protection of Confidential Information

5.1 In view of the fact that Employee's work as an employee of Company will bring Employee into close contact with many confidential affairs of the Company and its affiliates, including matters of a business nature, such as information about costs, profits, markets, sales, and any other information not readily available to the public, and plans for future developments, Employee agrees:

5.1.1 To keep secret all confidential matters of Company and its affiliates and not to disclose them to anyone outside of Company, either during or after Employee's employment with Company, except with Company's written consent; and

5.1.2 To deliver promptly to Company on termination of Employee's employment by Company, or at any time Company may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to Company's and its affiliates' businesses which Employee may then possess or have under the Employee's control.

6. Ownership of Results of Services:

6.1 Company acknowledges that Patent Application Number 11/413,673 “Method and Apparatus for Online Check Processing”, is the property of Employee and is excluded from and is not subject to any of the terms of this agreement. Company shall own, and Employee hereby transfers and assigns to it, all rights of every kind and character throughout the work, in perpetuity, in and to any material and/or ideas written, suggested, or submitted by Employee hereunder and all other results and proceeds of Employee's services hereunder, whether the same consists of literary, dramatic, mechanical or any other form of works, themes, ideas, creations, products, or compositions. Employee agrees to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence its ownership of the results and proceeds of Employee's services.

7. Notices:

7.1 All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, as follows:

If to Employee: Edward R Starrs, 674 Platt Circle, El Dorado Hills, CA 95762

If to Company: MyECheck, Inc., 1190 Suncast Lane, Suite 5, El Dorado Hills, CA 96762

or as such other addresses as either party may specify by written notice to the other as provided in this Section 7.1.

8. General

8.1 It is acknowledged that the rights of Company under this Agreement are of a special, unique, and intellectual character which gives them a peculiar value, and that a breach of any provision of this Agreement (particularly, but not limited to, the exclusivity provisions hereof and the provisions of Article 5 hereof), will cause Company irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in the premises, Employee specifically agrees that Company shall be entitled to seek injunctive relief to enforce and protect its rights under this Agreement.

8.2 This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements, and understandings. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. Without limiting the generality of the foregoing, in the event that any compensation or other monies payable hereunder shall be in excess of the amount permitted by any such statute, law, ordinance, or regulation, payment of the maximum amount allowed thereby shall constitute full compliance by Company with the payment requirements of this Agreement.

8.3 No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.4 The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors, and assigns. This Agreement, and Employee's rights and obligations hereunder, may not be assigned by Employee. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets. Company may also assign this Agreement to any affiliate of Company; provided, however, that no such assignment shall (unless Employee shall so agree in writing) release Company of liability directly to Employee for the due performance of all of the terms, covenants, and conditions of this Agreement to be complied with and performed by Company. The term "affiliate", as used in this agreement, shall mean any corporation, firm, partnership, or other entity controlling, controlled by or under common control with Company. The term "control" (including "controlling", "controlled by", and "under common control with"), as used in the preceding sentence, shall be deemed to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, firm, partnership, or other entity, whether through ownership of voting securities or by contract or otherwise.

8.5 This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

8.6 This Agreement shall be governed by and construed according to the laws of the State of California applicable to agreements to be wholly performed therein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

MyECheck, Inc	Edward R Starrs

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